Exhibit 99.2

DCP Midstream Partners Agrees to Issue $177.4 Million of Common Units

Company Release - 06/25/2012 16:39

DENVER—(BUSINESS WIRE)— DCP Midstream Partners, LP (NYSE: DPM), or the “Partnership”, today announced it has entered into an agreement with a group of institutional investors led by funds managed by ClearBridge Advisors, FAMCO MLP, a division of Advisory Research, Inc., Kayne Anderson Capital Advisors and Tortoise Capital Advisors to sell $177.4 million of the Partnership’s common units in a private placement at a price of $35.55 per unit. The private placement is expected to close on July 2, 2012. Citigroup acted as sole placement agent for the Partnership on this transaction.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein. The securities offered in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and Phillips 66. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:

•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;

•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;

•	our ability to access the debt and equity markets;

•	fluctuations in oil, natural gas, propane and other NGL prices; our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and

•	the credit worthiness of counterparties to our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP Midstream Partners, LP

Media and Investor Relations Contact:

Jonni Anwar, 303-605-1868

24-Hour: 303-887-5419

Source: DCP Midstream Partners, LP